Exhibit 16.1

October 2, 2015

United States Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549-7561

Re:	RealSource Residential, Inc.
Commission File Number: 000-50331

Commissioners:

We have read Item 4.01 of Form 8-K dated October 2, 2015, of RealSource Residential, Inc. and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC
Li and Company, PC